EX-99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 22, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to Shareholders of the Credit Suisse Asset Management Income Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 17, 2013